CARTER LEDYARD & MILBURN LLP
                          2 WALL STREET
                       NEW YORK, NY 10005




                          March 4, 2008



The Bank of New York,
  as Trustee of FT 1644
101 Barclay Street
New York, New York 10286

Attention: Rosalia A. Koopman
           Managing Director

     Re:                 FT 1644


Ladies and Gentlemen:

     We are acting as counsel for The Bank of New York in connection with the execution and delivery of a Trust Agreement (the Trust Agreement) dated todays date (which Trust Agreement incorporates by reference certain Standard Terms and Conditions of Trust dated December 9, 2003, and the same are collectively
referred  to  herein  as  the  Indenture)  among  First   Trust
Portfolios L.P., as Depositor (the Depositor), First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, FTP Services LLC, as FTPS Unit Servicing Agent, and The Bank of New York, as Trustee (the Trustee), establishing the unit investment trust or trusts included in the
series  identified  as  FT  1644  (each,  a  Trust),  and   the
confirmation by The Bank of New York, as Trustee under the Indenture, that it has registered on the registration books of the Trust the ownership by the Depositor of a number of units constituting the entire interest in the Trust (such aggregate units being herein called Units), each of which represents an undivided interest in the assets of the respective Trust which consist of the securities listed in the Schedule to the Trust Agreement (including, confirmations of contracts for the purchase of certain securities not delivered and cash, cash equivalents or an irrevocable letter of credit or a combination thereof, in the amount required for such purchase upon the receipt of such securities), herein referred to as the Securities.

     We have examined the Indenture, a specimen of the certificates which, unless the Indenture provides that the Units will be uncertificated, may be issued thereunder (the Certificates), the Closing Memorandum dated todays date, and such other documents as we have deemed necessary in order to render this opinion. Based on the foregoing, we are of the opinion that:

  1. The Bank of New York is a duly organized and existing corporation having the powers of a trust company under the laws of the State of New York.

  2. The Trust Agreement has been duly executed and delivered by The Bank of New York, and, assuming due execution and delivery by the other parties thereto, constitutes the valid and legally binding obligation of The Bank of New York.

  3. The Certificates are in proper form for execution and delivery by The Bank of New York, as Trustee.

  4. The Bank of New York, as Trustee, has registered on the registration books of the Trust the ownership of the Units by the Depositor. Upon receipt of confirmation of the effectiveness of the registration statement for the sale of the Units filed with the Securities and Exchange Commission under the Securities Act of 1933, the Trustee may cause the Units to be transferred on the registration books of the Trust to, and registered in, such other names, and in such denominations, as the Depositor may order, and may deliver, unless the Indenture provides that the Units will be uncertificated, Certificates evidencing such ownership.

     In rendering the foregoing opinion, we have not considered, among other things, whether the Securities have been duly authorized and delivered or the tax status of the Securities under any federal, state or local laws.

                                 Very truly yours,




                                 CARTER LEDYARD & MILBURN LLP